Putnam New York Tax Exempt Income Fund 030 Semiannual 5/31/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2007, Putnam Management has
assumed $685 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).

72DD1(000s omitted)	Class A		$22,849
				Class B        1,029
				Class C		189

72DD2(000s omitted)	Class M		$46

73A1				Class A	    	$0.183951
				Class B		0.156089
				Class C		0.149564

73A2				Class M		$0.171442

74U1	(000s omitted)	Class A		123,629
				Class B		6,008
				Class C		1,308

74U2	(000s omitted)	Class M		265

74V1		Class A				$8.55
		Class B				8.54
		Class C				8.55

74V2		Class M				$8.56

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.